                                                                   EXHIBIT 23(c)


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Selected Financial Information" and "Experts" in the Registration Statement (Form S-3) and related Prospectus of American General Finance Corporation for the registration of $7,500,000,000 proposed maximum aggregate offering price of Debt Securities and to the incorporation by reference therein of our report dated January 31, 2002, with respect to the consolidated financial statements and schedule of American General Finance Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.






Indianapolis, Indiana
November 6, 2003